UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2017

SCANDIUM INTERNATIONAL MINING CORP.
(Exact name of registrant as specified in its charter)

000-54416
(Commission File Number)

British Columbia, Canada	98-1009717
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1430 Greg Street, Suite 501, Sparks, Nevada, 89431
(Address of principal executive offices)(Zip Code)

(775) 355-9500
Issuer’s telephone number

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter). [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01        Entry into a Material Definitive Agreement.

Scandium International Mining Corp. (the “Company”) entered into a share exchange agreement dated for reference June 30, 2017 and fully executed on July 25, 2017 (the “Agreement”) with EMC Australia Pty Ltd. (“EMC-A”), and Scandium Investments LLC (“SIL”), pursuant to which the Company agreed to acquire a 20% ownership in EMC-A from SIL in consideration for the issuance to SIL of 57,371,565 common shares of the Company representing 25% of the issued and outstanding common shares of the Company as at the close of business on June 14, 2017. The Company will also issue to SIL additional common shares of the Company equal in value to the Canadian dollar equivalent of US$420,000, determined using the closing price of the common shares of the Company on the Toronto Stock Exchange as at the close of trading on the day following the approval of shareholders to the issuance of shares to SIL pursuant to the Agreement at a special meeting of shareholders of the Company. The issuance of the additional common shares of the Company represents an adjustment payment due to the fact that the Company’s 80% interest in EMC-A is subject to a 0.7% gross revenue royalty interest, whereas SIL’s 20% interest is not encumbered by that royalty.

Pursuant to the Agreement, the Company and SIL will on closing enter into a nomination rights agreement, whereby SIL will have the right to nominate two directors to the Board of Directors of the Company for so long as SIL holds at least 15% of the issued and outstanding common shares of the Company, and one director for so long as SIL holds at least 5% but less than 15% of the issued and outstanding common shares of the Company.

The Transaction will increase the Company’s ownership of EMC-A from 80% to 100%.

Item 9.01        Financial Statements and Exhibits.

99.1	Share Exchange Agreement dated June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scandium International Mining Corp.
Date	July 25, 2017	(Registrant)

/s/ Edward Dickinson
Edward Dickinson, CFO